[FHLBank Atlanta logo]

FOR IMMEDIATE RELEASE
CONTACT: Sharon Cook
Federal Home Loan Bank of Atlanta
scook@fhlbatl.com
(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Retirement of Andrew Mills,
Senior Vice President, Treasurer;
Appointment of Haig Kazazian as Treasurer
ATLANTA, April 25, 2013 - Federal Home Loan Bank of Atlanta (FHLBank Atlanta) announces the retirement of Senior Vice President, Treasurer Andrew Mills effective May 31, 2013, and the appointment of First Vice President, Haig Kazazian to Treasurer.

Mills joined FHLBank Atlanta in 1991 as assistant vice president, manager of Investment Services and Systems, and earned promotions to group vice president, Funding and Financial Management in 1999 and first vice president and director of Financial Risk Management and Modeling in 2004. Mills was promoted to senior vice president in 2005 and appointed Treasurer in 2007.

Kazazian was appointed first vice president and assistant treasurer in April 2012. He joined FHLBank Atlanta in 1992 as a credit analyst and earned promotions to manager of National Accounts and Product Development in 2001, manager of National Accounts and Capital Markets Trading in 2009, and manager of Treasury Analysis and National Accounts Sales and Trading in 2011.

“I would like to thank Andy for his dedication to the FHLBank System and his 22 years of leadership as a trusted advisor to FHLBank Atlanta and its shareholders,” said President and Chief Executive Officer W. Wesley McMullan. “We extend best wishes to Andy and look forward to the great contributions that Haig will make to the Bank as Treasurer.”

About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $4.6 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

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